Exhibit 23.6

June 26, 2017

TO:         All Applicable Securities Regulatory Authorities

AND TO: Vista Gold Corp.

Dear Sirs/Mesdames:

Re:        Vista Gold Corp. (the “Company”)

Form S-3 Registration Statement
Consent of Expert

In connection with the Company’s Registration Statement on Form S-3, the prospectus contained therein, any amendment thereto and all documents incorporated by reference therein, including, but not limited to, the Company’s Annual Report on Form 10-K for the year ended December 31, 2016 (the “Annual Report”) (the “Registration Statement), I, Deepak Malhotra, hereby consent to the use of my name in the Registration Statement in connection with references to my review and approval of the technical disclosure set forth under the heading “Mineral Properties” contained in the Annual Report (the “Technical Disclosure”). I also hereby consent to the inclusion and incorporation by reference of the Technical Disclosure in the Registration Statement.

I confirm that I have read the Registration Statement, and I have no reason to believe that there are any misrepresentations in the information contained therein that are derived from the Technical Disclosure or that are within my knowledge as a result of the services I performed in connection with the Technical Disclosure.

Yours truly,

/s/ Deepak Malhotra
Deepak Malhotra